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----------------                               U.S. SECURITIES AND EXCHANGED COMMISION
----------------------------
|F  O  R  M   5|                                       Washington, D.C. 20549                          |OMB APPROVAL       |

|--------------------------|
    Check this box if                   ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP            |OMB  Number       3235-0362|
[ ] no longer Subject                                                                                  |Expires:September 30,1998|
    to Section 16.
                                                                                                        |Estimated ave. burden     |
                                                                                                        |hours per response.....1.0|
[x] Form 3 Holdings Rep.     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
----------------------------
                                Section 17(a) of the Public Utility Holding Company Act of 1935 or
[X] Form 4 Trans. Rep.                   Section 30(f) of the Investment Company Act 1940
------------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person to   |
|                                        |                                                |  Issuer (Check all
Applicable)           |
|    Micek                 Greg V.       | JVWeb, Inc. "JVWB"                             |[X] Director           [X]  10% Owner   |
                                                                                           [X] Officer
|----------------------------------------|------------------------------------------------|---
|
|      (Last)             (First)    (MI)|3.IRS or Soc. Sec. No. |4.Statement for Month/  |    Other                               |
|                                        |  of Reporting Person  |  Year                  |---(give title below)
---(Specify below)|
|                                        |  (Voluntary)          |
|                                        |
|    5444 Westheimer, Suite 2080         |                       |     October, 1999      |President                               |
|                                        |                       |
|                                        |
|----------------------------------------|
|------------------------|----------------------------------------|
|      (Street)                          |                       |5.If Amendment, Date of |7. Individual or
Joint/Group Filing     |
|                                        |                       |  Original (Month/Year) |   (Check Applicable Line)              |
|                                        |                       |                                        |
|                                        |                       |                        | x  Form filed by One Reporting Person  |
|                                        |                       |
|---                                     |
|    Houston         Texas      77056    |                       |                        |    Form filed by More than One         |
|                                        |                       |                        |     --- Reporting Person               |
|----------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)
(Zip)                                                                                            |
|                                              TABLE I - Non-Derivative Securities Acquired, Disposed of or
Beneficially Owned     |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security            |2.Transac-  |3.Trans. |4.Security Acquired (A) or     |5.Amount of      |6.  |7.Nature of Indirect|
|  (Instr. 3)                   |  tion Date |  Code   |  Disposed of (D)              |  Securities     |Own.|  Beneficial        |
|                               |(Mon/Day/Yr)|(Instr.8)|  (Instr. 3, 4 & 5)            |  Beneficially   |Form|  Ownership         |
|                               |            |         |                               |  Owned at End of|(D) |  (Instr. 4)        |
|                               |            |         |-------------------------------|  Issuer's       |or  |                    |
|                               |            |         |                |(A) |         |  Fiscal Year    |(I) |                    |
|                               |            |         |     Amount     |(D) |  Price  |  (Instr. 3 & 4) |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |
|                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|Common stock, par value $.001  |            |         |                |    |         |                 |
|                    |             6/30/99   |         |300,000         | D  |   *     | 5,750,000       | D  |                    |
|                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|

* The shares were exchanged for outstanding promissory notes held against the issuer having an aggragate principal amount of $200,000 or $0.667 per share exchanged.
Reminder: Report on a separate line for each class securities owned directly or
indirectly.                         SEC 2270 (7-97)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).


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FORM                               5   (continued)   TABLE   II   -   Derivative
                                   Securities     Acquired,     Disposed     of,
                                   Beneficially   Owned  (e.g.,   puts,   calls,
                                   warrants, options, convertible security)
------------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver-|3.   |4.Tran-  |5.Number of          |6.Date     |7.Title and Amount   |8.Price of|9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans|  saction|  Derivative         |Exercisable|  of Underlying      |Derivative|of        |Own.|   of     |
|Security  |Exercise |Date |  Code   |  Securities         |and        |  Securities         |Security  |Derivative|Form|Indirect  |
|(Instr. 3)|Price of |(Mon/|(Instr.8)|  Acquired (A) or    |Expiration |  (Instr. 3 & 4)     |(Instr. 5)|Securities|of  |Beneficial|
|          |Deriva-  | Day/|         |  Disposed of (D)    |Date       |                     |          |Benefi-   |Deri|Ownership |
|          |tive     |Year)|         |  (Instr. 3, 4 & 5)  |(Month/Day/|                     |          |cially    |Sec.|(Instr. 4)|
|          |Security |     |         |                     |   Year)   |                     |          |Owned at  |Dir.|          |
|          |         |     |         |                     |-----------|---------------------|          |End of    |(D) |          |
|          |         |     |         |                     |     |     |          |Amount or |          |Year      |or  |          |
|          |         |     |         |---------------------|Date |Exp. |   Title  |Number of |          |(Instr. 4)|Ind.|          |
|          |         |     |         |    (A)   |    (D)   |Exbl.|Date |          |Shares    |          |          |(I) |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |         |          |          |     |     |          |          |
|          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |               |          |          |     |     |          |          |          |          |    |          |
|Common    |         |     |         | 300,000  |          |Now  |11/30|          |2,000,000 |          |2,000,000 | D  |          |
|  Option  |         |     |         |          |          |     | /02 |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
Explanation of Responses:


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

   /s/  Greg V. Micek                             10/13/1999

--------------------------------------            ----------
**Signature of Reporting Person                      Date
Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for
procedure.                                           SEC 2270 (7-97)

Potential persons who are to respond to the collections of information contained in this form are not required to respond unless the form displays a currently valid OMD Number



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